EXHIBIT 99.2

Global Crossing Reports First Quarter Results for GCUK

•	GCUK continues to serve as template for execution of Global Crossing strategy, while generating EBITDA and cash.
•	Approximately 140 new contracts including British Council and Forestry Commission.
•	Gross margins as a percentage of revenue improved to 69 percent.

FOR IMMEDIATE RELEASE: TUESDAY, JUNE 14, 2005

Florham Park, NJ — Global Crossing (NASDAQ: GLBC) today reported financial results for the first quarter of 2005 for its Global Crossing (UK) Telecommunications Limited (GCUK) subsidiary. These results were previously announced according to US Generally Accepted Accounting Principles (US GAAP) as part of Global Crossing’s consolidated results, which were reported on May 10, 2005.

“Our UK business secured approximately 140 new contracts in the first quarter, attesting to Global Crossing’s strength as a provider of managed IP services — services for which our network was built,” said John Legere, Global Crossing’s chief executive officer. “This new business, combined with continued migration from legacy services and a shift away from lower-margin customers, shows why GCUK is a model for successful transformation of Global Crossing’s business as a whole.”

Management will hold a conference call on Wednesday, June 15, 2005 at 9:00 a.m. ET to review these results.

First Quarter Results

GCUK’s results below are based on UK Generally Accepted Accounting Principles (UK GAAP) and in British pounds sterling. Its first quarter report to noteholders, which will be filed by Global Crossing on Form 8-K today, includes a reconciliation to US Generally Accepted Accounting Principles (US GAAP).

Revenue

GCUK revenue for the first quarter of 2005 was £60 million, compared with £68 million in the first quarter of 2004, and £67 million in the fourth quarter of 2004. The year-over-year revenue decline reflected a £3 million net decline in “invest and grow” revenue from a discrete set of customers, as previously disclosed in GCUK’s annual report to noteholders for the year ended December 31, 2004. The remaining £5 million year-over-year decline was a result of global wholesale voice restructuring activities initiated by Global Crossing in 2004. The sequential decline in revenue was primarily attributable to the loss of two customers who chose to manage operations themselves or through affiliates, as well as a £2 million reduction in non-cash deferred indefeasible rights of use (IRU) revenue due to the positive impact of an adjustment in the fourth quarter. The remaining difference in sequential reported revenue was the result of previously announced wholesale voice restructuring initiatives.

Global Crossing’s UK subsidiary signed approximately 140 new contracts in the first quarter of 2005, including a seven-year, £56 million contract with the British Council and more recently, a contract with the Forestry Commission that is expected to generate £14 million over seven years.

Managed services accounted for the majority of the solutions sold and managed by GCUK, comprising 87 percent of the company’s total revenue stream for the first quarter of 2005. The migration of legacy managed services to converged Internet Protocol (IP) managed services has progressed, resulting in 5 percent IP revenue growth and improved margins.

Cost of Access

Cost of access expense was £19 million in the first quarter of 2005, compared to £25 million in the first quarter of 2004 and £14 million in the fourth quarter of 2004. The year-over-year reduction resulted from lower mobile phone termination rates and company initiatives including lower wholesale voice volumes and reduced facility costs. The sequential increase in cost of access was principally the result of credits from dispute settlements and regulatory savings which significantly improved the cost of access expense line in the fourth quarter of 2004.

Gross Margin

Gross margin (defined as revenue less cost of access) for the first quarter of 2005 was 69 percent of revenue, compared to 64 percent in the first quarter of 2004. The year-over-year improvement resulted primarily from improvements in cost of access expense. Gross margin in absolute terms declined slightly to £42 million in the first quarter, versus £43 million in the same quarter last year. Gross margin for the fourth quarter of 2004 was 79 percent of revenue. In absolute terms, gross margin declined from £53 million in the fourth quarter of 2004 to £42 million in the first quarter of 2005. This sequential decline in gross margin, both as a percentage of revenue and in absolute terms, was due to the above-described unusual cost of access benefits and the one time adjustment for deferred IRU revenue, both of which positively impacted the fourth quarter of 2004.

Operating Expenses

Operating expenses for the first quarter of 2005 were £24 million, compared to £25 million in the first quarter of 2004 and £16 million in the fourth quarter of 2004. The slight year-over-year decline was due to lower customer- specific costs.

The sequential increase in operating expenses was primarily due to unusual items that benefited the fourth quarter; specifically £4 million in reduced real estate costs mostly due to real estate restructuring reserve release and a rates rebate and a £2 million accrual reversal due to a year-to-date corporate overhead recalculation.

Third party maintenance remained flat year over year and sequentially at approximately £5 million.

Earnings

GCUK’s earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2005, as defined in Table 5 that follows, were £10 million, compared with £15 million in the first quarter of 2004 and £38 million in the fourth quarter of 2004. UK GAAP EBITDA includes foreign exchange gains and losses which significantly impacted EBITDA results in each quarter.

The year-over-year decline in EBITDA was primarily attributable to the impact of foreign exchange rate fluctuations on dollar-denominated debt resulting in a loss of £3 million in the first quarter of 2005 on the Senior Notes due 2014, compared to a £3 million gain on inter-company balances in the first quarter of 2004. The foreign exchange gains and losses were unrealized, and therefore did not impact cash. Excluding the foreign exchange impacts, EBITDA remained relatively flat.

“GCUK’s performance in the first quarter of 2005 showed a consistent trend of managing margins and costs,” commented Mr. Legere. “GCUK’s fourth quarter results last year were positively affected by several unusual and infrequent items, including dispute settlements, corporate overhead accrual reversals, and favorable foreign exchange rates.”

The significant decline in EBITDA from the fourth quarter is attributed primarily to the unusual and infrequent items discussed above that benefited fourth quarter results. Specifically, these items included £7 million in credits from the settlement of cost-of-access disputes and regulatory savings; a £2 million accrual reversal for a corporate overhead recalculation; £4 million in reduced real estate costs due to real estate restructuring reserve release and a rates rebate; and a £5 million foreign exchange benefit on dollar-denominated debt. The £5 million foreign exchange benefit, combined with a £3 million loss in foreign exchange in the first quarter of 2005, amounted to an £8 million variance sequentially. The remaining difference in EBITDA resulted primarily from reduced gross margin associated with the loss of recurring revenue and non-cash deferred IRU revenue.

GCUK’s net loss for the first quarter of 2005 was £6 million, compared to a net loss of less than £1 million in the first quarter of 2004 and to net income of £37 million in the fourth quarter of 2004. The year-over-year variance was attributable to £5 million in lower EBITDA for the reasons described above and £5 million in additional interest expense, partially offset by £3 million in increased recognition of deferred tax assets in the current quarter. The sequential variance primarily comprised £28 million in lower EBITDA for the reasons described above, £6 million in higher depreciation and amortization, and £7 million in increased interest expense.

Capital Expenditures

In the first quarter of 2005, cash used for capital expenditures and leases was £4 million, versus £5 million in the first quarter of 2004 and £4 million in the fourth quarter of 2004.

Cash and Financing

As of March 31, 2005, GCUK had £22 million of unrestricted cash on hand and short-term deposits.

Beginning cash for 2005 was £21 million. Cash flow for the first quarter of 2005 reflected annual bonus payments for 2004, certain professional fees relating to the high yield bond offering, and full year payments against annual maintenance contracts.

Conference Call

Management has scheduled a conference call for Wednesday, June 15, 2005 at 9:00 a.m. ET to discuss GCUK’s financial results. The call may be accessed by dialing +1 212-271-4616 or for UK callers by dialing +44 (0) 870-001-3132. Callers are advised to dial in 15 minutes prior to the 9:00 a.m. start time. The call will also be Webcast at http://www.globalcrossing.com/xml/investors/index.xml.

A replay of the call will be available on Wednesday, June 15, 2005 beginning at 11:30 am ET and will be accessible until Wednesday, June 22, 2005 at 11:30 am ET. To access the replay, dial +1 402-977-9140 or +1 800-633-8284 and enter reservation number 21248760. UK callers may access the replay by dialing +44 (0) 870-000-3081 or 0800-692-0831 and enter reservation number 21248760.

ABOUT GLOBAL CROSSING (UK) TELECOMMUNICATIONS LTD. Global Crossing (UK)

Telecommunications Ltd. provides a full range of managed telecommunications services in a secure environment ideally suited for IP-based business applications. The company provides managed voice, data, Internet and e-commerce solutions to the strong and established commercial customer base, including more than 100 UK government departments, as well as systems integrators, rail sector customers and major corporate clients. In addition, GCUK provides carrier services to national and international communications service providers.

Global Crossing (UK) Telecommunications operates a high-capacity UK network comprising over 5,600 route miles of fiber optic cable connecting 150 towns and cities and reaching within just over one mile of 64 percent of UK businesses. The UK network is linked into the wider Global Crossing network that connects more than 300 cities and 30 countries worldwide, and delivers services to more than 500 major cities, 50 countries and 6 continents around the globe.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects more than 300 cities and 30 countries worldwide, and delivers services to more than 500 major cities, 50 countries and 6 continents around the globe. Global Crossing’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world’s enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive. Global Crossing offers a full range of managed data and voice products including Global Crossing IP VPN Service, Global Crossing Managed Services and Global Crossing VoIP services, to more than 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.

Please visit www.globalcrossing.com <http://www.globalcrossing.com> for more information about Global Crossing.

# # #

Statements made in this press release that state Global Crossing’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “seek,” or similar expressions. Such statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements, including the conditioning of Global Crossing’s continued listing on the NASDAQ National Market on its timely filing with the SEC of all periodic reports for all reporting periods ending on or prior to September 30, 2005; Global Crossing’s history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; legal and contractual restrictions on the payment of dividends and the inter-company transfer of funds by Global Crossing’s subsidiaries, including restrictions under the senior secured notes indenture applicable to Global Crossing (UK) Telecommunications Limited (“GCUK”); the likelihood that the prices Global Crossing charges for its services will continue to decrease; Global Crossing’s ability to continue to connect its network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms; the success of Global Crossing’s business realignment plan and the realization of anticipated cost savings; the consequences of any inadvertent violation of Global Crossing’s Network Security Agreement with the U.S. Government; the impact of actual and potential customers’ bankruptcies on Global Crossing’s sales prospects and results of operations; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; the impact on Global Crossing’s competitiveness of its technology choices; Global Crossing’s dependence on third parties for many functions; political, legal and other risks due to Global Crossing’s substantial international operations; risks arising out of Global Crossing’s material weaknesses in internal controls and possible difficulties and delays in improving such controls; the concentration of GCUK’s revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; and other risks referenced from time to time in Global Crossing’s filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Becky Yeamans

+ 1 973-937-0155

PR@globalcrossing.com

Kendra Langlie

+ 1 305-808-5912

LatAmPR@globalcrossing.com

Mish Desmidt

Europe

+ 44 (0) 7771-668438

EuropePR@globalcrossing.com

Analysts/Investors Contact

Laurinda Pang

+ 1 800-836-0342

glbc@globalcrossing.com

6 Financial Pages Follow

Table 1

Global Crossing (UK) Telecommunications Limited and Subsidiaries

UK GAAP—Summary of Consolidated Revenues

(£ in thousands)

	Quarter Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Revenues:
Enterprise and carrier data	£59,992	£65,077	£62,775
Wholesale voice	412	1,711	5,023

Consolidated revenues	£60,404	£66,788	£67,798

Table 2

Global Crossing (UK) Telecommunications Limited and Subsidiaries

UK GAAP—Condensed Consolidated Statements of Operations (unaudited)

(£ in thousands)

	Quarter Ended
UK GAAP in UK Reporting Format	March 31, 2005	December 31, 2004	March 31, 2004
Turnover	£60,404	£66,788	£67,798
Cost of sales	(42,230)	(31,997)	(50,417)

Gross profit	18,174	34,791	17,381

Distribution costs	(2,552)	(2,604)	(2,785)
Administrative expenses	(17,403)	(304)	(12,305)

	(19,955)	(2,908)	(15,090)

Operating profit/(loss)	(1,781)	31,883	2,291

Finance charges, net	(7,123)	(32)	(2,423)

Profit (loss) on ordinary activities before taxation	(8,904)	31,851	(132)
Taxation on loss on ordinary activities	3,285	5,063	—

Profit (loss) for the period	£(5,619)	£36,914	£(132)

	Quarter Ended
UK GAAP in US Reporting Format	March 31, 2005	December 31, 2004	March 31, 2004
REVENUES	£60,404	£66,788	£67,798
OPERATING EXPENSES:
Cost of access	(18,510)	(13,707)	(24,597)
Third party maintenance	(4,745)	(5,069)	(5,193)
Other operating expenses	(23,602)	(16,391)	(25,318)
Depreciation and amortization	(12,235)	(5,993)	(13,028)

	(59,092)	(41,160)	(68,136)

OPERATING INCOME (LOSS)	1,312	25,628	(338)
OTHER INCOME (EXPENSE)
Interest expense, net	(7,123)	(32)	(2,423)
Other income (expense), net	(3,093)	6,255	2,629

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE BENEFIT (PROVISION) FOR INCOME TAXES	(8,904)	31,851	(132)
Benefit for income taxes	3,285	5,063	—

NET INCOME (LOSS)	£(5,619)	£36,914	£(132)

Note: The classification differences between reporting under UK GAAP and US GAAP are as follows:

Cost of sales: Under UK GAAP, the Company presents cost of sales and gross profit. Under US GAAP, the Company segregates what is constituted cost of sales under UK GAAP into the following and includes them within operating expenses: cost of access, third party maintenance, other operating expenses, and amortization and depreciation.

Foreign currency gains/(losses): Under UK GAAP the company includes foreign currency gains and losses within operating profit/(loss) whereas under US GAAP these amounts are included in other income (expense), net.

Table 3

Global Crossing (UK) Telecommunications Limited and Subsidiaries

UK GAAP—Condensed Consolidated Balance Sheets

(£ in thousands)

	March 31, 2005	December 31 2004	March 31, 2004
	(unaudited)		(unaudited)
Fixed assets
Goodwill	£—	£—	£—
Tangible assets	177,355	186,477	177,974
Trade investment	4	4	4

	177,359	186,481	177,978

Current assets
Debtors: amounts receivable in less than one year (including amounts receivable from group companies of £6,755, £3,802, and £36,123 respectively)	72,542	65,138	112,425
Debtors: amounts receivable in more than one year	16,653	18,422	12,964
Investment—short term deposits	—	20,727	23,000
Cash at bank and in hand	22,431	466	7,377

	111,626	104,753	155,766

Creditors: amounts falling due within one year (including amounts owed to group companies of £8,416, £5,743, and £365,328 respectively)	(101,328)	(94,407)	(466,661)
Net current assets	10,298	10,346	(310,895)
Total assets less current liabilities	187,657	196,827	(132,917)
Creditors: amounts falling due after more than one year	(345,256)	(345,911)	(160,198)
Provisions for liabilities and charges	(12,798)	(12,481)	(15,860)

Net liabilities	£(170,397)	£(161,565)	£(308,975)

Capital and reserves
Called-up share capital	£101	£101	£100
Share premium	21,895	21,895	—
Profit and loss account	(192,393)	(183,561)	(309,075)

Equity shareholder’s deficit	£(170,397)	£(161,565)	£(308,975)

Table 4

Global Crossing (UK) Telecommunications Limited and Subsidiaries

UK GAAP—Condensed Consolidated Cash Flow Statements (unaudited)

(£ in thousands)

	Quarter Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Net cash inflow from operating activities	£5,676	£18,024	£6,289
Returns on investments and servicing of finance	(417)	(2,501)	(274)
Capital expenditure	(2,492)	(1,314)	(2,704)

Cash inflow before management of liquid resources and financing	2,767	14,209	3,311
Management of liquid resources	20,727	(1,727)	12,000
Financing	(1,529)	(16,706)	(23,337)

Increase/(decrease) in cash	£21,965	£(4,224)	£(8,026)

Reconciliation of Net Cash Flow to Reduction/(Increase) in Net Debt
Increase/(decrease) in cash in the period	£21,965	£(4,224)	£(8,026)
Cash inflow from decreases in short term deposits	(20,727)	1,727	(12,000)
Cash outflow from repayments of loans provided by group companies	—	234,463	22,733
Cash inflow from loans provided by group companies	—	—	(160)
Cash inflow from STT Bridge Loan Facility	—	(24,717)	—
Cash inflow from senior secured notes	—	(196,095)	—
Cash outflow from repayment of finance lease obligations	1,639	3,128	1,840

Change in net debt resulting from cash flow	2,877	14,282	4,387
Foreign exchange movements on loans to group companies	—	—	(3)
Foreign exchange movements on senior secured notes	(2,054)	760	—
Foreign exchange movements on STT Bridge Loan Facility	—	3,135	—
Assignment of STT Bridge Loan Facility to Global Crossing Limited	—	66,043	—
Increase in debt due to Global Crossing Limited	—	(66,043)	—
Intercompany debt waiver	—	54,461	—
Amortization of deferred finance fees	(272)	—	—
Amortization of discount on senior secured notes	(75)	—	—
Changes in lease related accruals	(1,248)	219	(254)
Disposal of finance leases	—	1,555	1,556
New finance leases	(360)	(113)	(744)

Reduction/(increase) in net debt	(1,132)	74,299	4,942
Net debt at beginning of period	(213,757)	(288,056)	(321,464)

Net debt at end of period	£(214,889)	£(213,757)	£(316,522)

Table 5

Global Crossing (UK) Telecommunications Limited and Subsidiaries

UK GAAP—Reconciliation of UK GAAP EBITDA to Profit (Loss) for the Period

(£ in thousands)

	Quarter Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Profit (loss) for the period	£(5,619)	£36,914	£(132)
Finance charges, net	7,123	32	2,423
Taxes	(3,285)	(5,063)	—
Depreciation and amortization	12,235	5,993	13,028

UK GAAP EBITDA	£10,454	£37,876	£15,319

Pursuant to the SEC’s Regulation G, the foregoing table provides a reconciliation of EBITDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial metric, to profit (loss) for the period, which is the most directly comparable GAAP measure. Management believes that EBITDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. EBITDA is an important aspect of the company’s internal reporting and is also used by the investment community in assessing financial performance. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the condensed consolidated statement of operations.

Definition:

UK GAAP EBITDA consists of loss for the period before taxation, finance charges, net, and depreciation and amortization expense.

Table 6

Global Crossing (UK) Telecommunications Limited and Subsidiaries

UK GAAP—Reconciliation to US GAAP (unaudited)

(£ in thousands)

	Quarter Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Net Income (loss), under UK GAAP	£(5,619)	£36,914	£(132)
Reconciling items:
Push down of Global Crossing’s fresh start accounting	5,381	2,368	4,328
Long-term IRU agreements	(274)	(93)	(93)
Third party service agreements	(18)	(183)	868
Restructuring costs	(48)	4,181	302
Share-based compensation	(227)	(208)	(131)
Income taxes	(2,660)	(16,055)	(1,567)
Other items	29	(708)	(54)

Net Income (loss) under US GAAP on a stand alone basis	£(3,436)	£26,216	£3,521